EXHIBIT 99.1


NEWS FROM ARDEN REALTY
FOR IMMEDIATE RELEASE

CONTACT: Daniel Bothe, Senior Vice President and Co-Chief Financial Officer and Richard Davis, Senior Vice President and Co-Chief Financial Officer
          (310) 966-2600



           ARDEN REALTY ISSUES $100 MILLION OF SENIOR UNSECURED NOTES

                                NOVEMBER 20, 2000


Arden Realty, Inc. (NYSE:ARI) today announced that Arden Realty Limited Partnership has successfully placed $100 million of 8.5% senior unsecured notes due November 15, 2010. The securities have been rated Baa3 by Moody's and BBB-by Standard & Poor's.

Total proceeds to the company, net of underwriting fees and other expenses, will be approximately $98.1 million. Including amortizing offering expenses, the cost of the senior unsecured notes offering is approximately 8.74%. Proceeds will be used to pay off the company's floating rate secured construction loan and to pay down borrowings under its existing credit facility.

These notes were issued in a private placement and resold in reliance upon an exemption from registration provided by Rule 144A of the Securities Act of 1933. The notes will not be, and have not been, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. As part of issuing these notes, the company agreed to file a registration statement with the Securities and Exchange Commission enabling the holders of the notes to exchange the privately placed notes for publicly traded notes.

Arden Realty, Inc. is a self-administered, self-managed REIT which owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. Arden is the largest office landlord in Southern California, with approximately 18.7 million net rentable square feet. For more information on the company, visit the Arden website at www.ardenrealty.com.